Exhibit 5.2

Davis Polk & Wardwell London llp 5 Aldermanbury Square London EC2V 7HR davispolk.com

October 11, 2022

Smith & Nephew plc
Building 5, Croxley Park
Hatters Lane, Watford
Hertfordshire WD18 8YE
England

Ladies and Gentlemen:

Smith & Nephew plc, a public limited company organized under the laws of England and Wales (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form F-3ASR (File No. 333-249255) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including €500,000,000 aggregate principal amount of the Company’s 4.565% Notes due 2029 (the “Notes”). The Notes are to be issued pursuant to the provisions of the Indenture dated as of October 14, 2020 (the “Indenture”) between the Company and The Bank of New York Mellon, London Branch, as trustee. The Securities are to be sold pursuant to an Underwriting Agreement dated as of October 4, 2022 (the “Base Underwriting Agreement”) among the Company and the several underwriters listed in Schedule I to the Pricing Agreement attached thereto (the “Underwriters”) and the Pricing Agreement dated as of October 4, 2022 (the "Pricing Agreement” and, together with the Shelf Underwriting Agreement, the "Underwriting Agreement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming that the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to the enforceability of any waiver of rights under any usury or stay law or the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
Davis Polk includes Davis Polk & Wardwell LLP and its associated entities

Smith & Nephew plc

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation under the laws of England and Wales. In addition, we have assumed that the Indenture and the Notes (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of England and Wales, we have relied on the English law opinion of Davis Polk & Wardwell London LLP to be filed as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP

October 11, 2022	2